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As filed with the Securities and Exchange Commission on June 18, 2014

Registration No. 333-195270

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 2 To
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

New Jersey (State of Incorporation)	6022 (Primary Standard Classification Code)	22-3282551 (IRS Employer ID No.)

64 Old Highway 22
Clinton, NJ 08809
(908) 730-7630
(Address and Telephone Number of Registrant's Principal
Executive Offices and Principal Place of Business)

James A. Hughes, President and Chief Executive Officer
Unity Bancorp, Inc.
64 Old Highway 22
Clinton, NJ 08809
(908) 730-7630
(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:

Robert A. Schwartz, Esq.
Windels Marx Lane & Mittendorf, LLP
120 Albany Street Plaza, FL 6
New Brunswick, NJ 08901
732-846-7600

Approximate date of commencement of proposed sale to the public:
As soon as practical after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and no offer to buy these securities is being solicited in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                        , 2014

        We are distributing to holders of our outstanding common stock, at no charge, nontransferable subscription rights to purchase up to an aggregate of 760,163 shares of our common stock, no par value at an anticipated cash subscription price of 94% of the market price of our common stock on the date prior to the date of this prospectus. At June 17, 2014, this price would have been $8.37 per share.

        You are receiving this prospectus because you held shares of our common stock as of the close of business on June 30, 2014, the record date for this rights offering. We have granted you 1 right for each share of our common stock that you owned on the record date. You may purchase on a priority basis one share of our common stock for each 10 rights granted to you, subject to availability and allocation among other shareholders exercising their purchase rights as set forth herein. We retain the right to, but are not required to, offer any shares of common stock that remain unsubscribed at the expiration of the rights offering to current shareholders and investors who are not currently shareholders. We have no agreements with any such investors to purchase our common stock at this time.

        The rights will expire if they are not exercised by 5:00 p.m., Eastern Daylight Time, on August 8, 2014, unless we extend the rights offering in our sole discretion. However, in no event will the offering be extended beyond August 22, 2014.

        We have agreed with Registrar and Transfer Company to serve as information agent for the rights offering. If you want to participate in this rights offering and you are the record holder of your shares, we recommend that you submit your subscription documents to the subscription agent before that deadline. If you want to participate in this rights offering and you hold shares through your broker, dealer, bank or other nominee, you should promptly contact your broker, dealer, bank or other nominee and submit your subscription documents in accordance with the instructions and within the time period provided by your broker, dealer, bank or other nominee. For a detailed discussion, see "The Rights Offering—The Subscription Rights."

        Investing in our common stock involves risks. You should read the "Risk Factors" section beginning on page 13 before making your investment decision.

	Per Share	Total(1)

Subscription price	$8.37	$6,362,564.31

Estimated expenses	$0.15	$112,775.44

Proceeds, before expenses, to Unity Bancorp	$8.22	$6,249,788.87

(1)
Assuming the price per share set forth above

        Our board of directors is making no recommendation regarding your exercise of the subscription rights. You should carefully consider whether to exercise your subscription rights before the expiration date. You may not revoke or revise any exercises of subscription rights once made unless we terminate or amend the rights offering.

        Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This Prospectus is dated                        , 2014

 ABOUT THIS PROSPECTUS

        You should rely only on the information contained in this prospectus and in the documents incorporated by reference herein. We have not authorized anyone to provide you with any other or different information. If anyone provides you with information that is different from, or inconsistent with, the information in this prospectus, you should not rely on it. You should assume that the information in this prospectus and the documents incorporated by reference is accurate only as of their respective dates. This document may only be used where it is legal to sell these securities. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sales of our shares of common stock.

        Neither we, nor any of our officers, directors, agents or representatives, make any representation to you about the legality of an investment in our common stock. You should not interpret the contents of this prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our common stock.

        This prospectus does not offer to sell, or ask for offers to buy, any shares of our common stock in any state or jurisdiction where it would not be lawful or where the person making the offer is not qualified to do so.

        No action is being taken in any jurisdictions outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in those jurisdictions. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions that apply in those jurisdictions to this offering or the distribution of this prospectus.

        As used in this prospectus, "Unity Bancorp, Inc." "Company," "we," "us," and "our" refer to Unity Bancorp, Inc. and its subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements in this document discuss future expectations, contain projections or results of operations or financial conditions or state other "forward-looking" information. Those statements are subject to known and unknown risk, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. We based the forward-looking statements on various factors and using numerous assumptions. Important factors that may cause actual results to differ from those contemplated by forward-looking statements include those disclosed under "Risk Factors" as well as the following factors:

  •
  the success or failure of our efforts to implement our business strategy;

  •
  the effect of changing economic conditions and, in particular, changes in interest rates;

  •
  changes in government regulations, tax rates and similar matters;

  •
  our ability to attract and retain quality employees; and

  •
  risks which may be described in our future filings with the Securities and Exchange Commission (referred to as the SEC).

        We do not undertake to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.

 INCORPORATION BY REFERENCE

        The Securities and Exchange Commission, or SEC, allows us to "incorporate by reference" information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference each of the documents listed below, except for portions of such reports which were deemed to be furnished and not filed:

  •
  our Current Report on Form 8-K, filed with the SEC on January 30, 2014

  •
  our Current Report on Form 8-K, filed with the SEC on February 2, 2014

  •
  our Current Report on Form 8-K, filed with the SEC on February 27, 2014

  •
  our Proxy Statement on Schedule 14A, filed with the SEC on March 3, 2014

  •
  our Current Report on Form 8-K, filed with the SEC on March 4, 2014

  •
  our Current Report on Form 8-K, filed with the SEC on March 6, 2014

  •
  our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 6, 2014;

  •
  our Current Report on Form 8-K, filed with the SEC on April 23, 2014

  •
  our Current Report on Form 8-K/A, filed with the SEC on April 23, 2014

  •
  our Current Report on Form 8-K, filed with the SEC on April 23, 2014

  •
  our Current Report on Form 8-K, filed with the SEC on April 24, 2014

  •
  our Current Report on Form 8-K, filed with the SEC on April 24, 2014

  •
  our Current Report on Form 8-K, filed with the SEC on April 25, 2014

  •
  our Quarterly Report on Form 10-Q, filed with the SEC on May 9, 2014

  •
  our Current Report on Form 8-K, filed with the SEC on May 29, 2014

  •
  our Current Report on Form 8-K filed with the SEC on June 18, 2014

You can also obtain these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:

Unity Bancorp, Inc.
Attn: Alan Bedner, Chief Financial Officer
64 Old Highway 22
Clinton, NJ 08809
(908) 730-7630

or by visiting our website, and clicking on the investor relations link:

http://www.unitybank.com

 QUESTIONS AND ANSWERS ABOUT THIS RIGHTS OFFERING

WHAT IS THE RIGHTS OFFERING?

        The rights offering is a distribution to holders of our common stock, at no charge, of nontransferable rights to purchase shares of our common stock based on your ownership of common stock as of June 30, 2014, the record date. The rights will not be evidenced by a certificate or any other written or tangible representation. You may purchase one whole share of our common stock at the price set forth on the cover page per share for every 10 rights granted to you. In addition, you may be able to purchase additional shares of the common stock. See "WHAT IS THE FOLLOW-ON OFFERING?" below.

HOW MANY RIGHTS WILL I RECEIVE?

        We plan to distribute up to a total aggregate of 7,601,632 rights in the rights offering, based on our 7,601,632 outstanding shares as of the record date. You will receive one right for each share of our common stock held by you on the record date. For each 10 rights you hold, you may purchase one share of common stock at the price set forth on the cover page.

WHAT IS THE FOLLOW-ON OFFERING?

        We retain the right to, but are not required to, offer any shares of common stock that remain unsubscribed at the expiration of the rights offering to current shareholders and investors who are not currently shareholders, at the discretion of the Board. We have no agreements with any such investors to purchase our common stock at this time.

HOW LONG WILL THE RIGHTS OFFERING LAST?

        You will be able to exercise your purchase rights only during a limited period. If you do not exercise your purchase rights before 5:00 p.m., prevailing Eastern time, on August 8, 2014, your purchase rights will expire, unless we extend the rights offering in our sole discretion. However, in no event will the offering period be extended beyond August 22, 2014. We reserve the right to offer and sell any shares that are not subscribed for in the rights offering to investors who are not currently shareholders of the Company, although we do not have any agreement with any such investors to buy shares of the common stock.

IS THERE ANY LIMITATION ON THE NUMBER OF RIGHTS I MAY EXERCISE?

        You may only purchase the number of shares of common stock purchasable upon exercise of the number of purchase rights distributed to you in this offering. Accordingly, the number of shares of common stock you may purchase in this offering is limited by the number of shares of our common stock you held on the record date, plus to the extent that the Board, in its discretion, sell any unsubscribed shares to current shareholders and investors who are not current shareholders, which we cannot determine prior to completion of the offering.

ARE DIRECTORS AND OFFICERS PARTICIPATING IN THE RIGHTS OFFERING?

        As of the date of this prospectus, certain of the Company's and the Bank's directors, executive officers and their related parties have indicated an intent to exercise their rights to purchase up to a maximum of approximately 240,000 in available shares.

WHY IS THE COMPANY ENGAGING IN A RIGHTS OFFERING?

        The rights offering will provide us with additional capital to continue to grow our earning assets. Since December 31, 2010, our total assets have increased from $818 million to $961.2 million at

March 31, 2014. During 2013, we redeemed approximately $20.6 million in outstanding preferred stock issued to the United States Treasury ("UST") pursuant to the Capital Purchase Program ("CPP"), repurchased for $2.7 million the common stock purchase warrant we had issued to the UST as part of the CPP, and exited from the CPP. Capital from this offering will help replenish the capital used to redeem the UST preferred stock and support our future growth. We are conducting the rights offering in order to allow our existing shareholders to participate in this financing, allowing them to minimize the dilution of their ownership arising from our issuance of the additional shares of common stock.

WHAT DOES UNITY PLAN TO DO WITH THE PROCEEDS OF THE RIGHTS OFFERING?

        Total gross proceeds of the rights offering will be up to approximately $6.4 million. We will use the proceeds from the closing of the rights offering to support growth in our loan portfolio and for general corporate purposes, as well as to pay the expenses of the offering. See "Use of Proceeds."

WHAT HAPPENS IF I CHOOSE NOT TO EXERCISE MY PURCHASE RIGHTS?

        You will retain your current number of shares of common stock even if you do not exercise your purchase rights. If you choose not to exercise your purchase rights, the percentage of our common stock that you beneficially own will decrease following the rights offering. Rights not exercised prior to the expiration of the rights offering will expire. Once made, all exercises of subscription rights are irrevocable. Thereafter, we retain the right to offer and sell any shares that are not subscribed for in the rights offering to investors who are not currently shareholders of the Company.

HOW DO I EXERCISE MY PURCHASE RIGHTS?

        You may exercise your purchase rights by properly completing and signing the Rights Certificate accompanying this prospectus. You must deliver the Rights Certificate with full payment of the subscription price to the subscription agent on or prior to the expiration date. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. Registrar and Transfer Company will serve as subscription agent for the rights offering.

WHAT SHOULD I DO IF I WANT TO PARTICIPATE IN THE RIGHTS OFFERING BUT MY SHARES ARE HELD IN THE NAME OF MY BROKER, CUSTODIAN BANK OR OTHER NOMINEE?

        If you hold shares of our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owner Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

WILL I BE CHARGED A SALES COMMISSION OR A FEE BY THE COMPANY OR THE SUBSCRIPTION AGENT IF I EXERCISE MY PURCHASE RIGHTS?

        No. We will not charge a brokerage commission or a fee to rights holders for exercising their rights. However, if you exercise your rights through a broker or nominee, you will be responsible for any fees charged by your broker or nominee.

WHAT IS THE BOARD OF DIRECTORS' RECOMMENDATION REGARDING THE RIGHTS OFFERING?

        Our Board of Directors is not making any recommendation as to whether you should exercise your subscription rights. We urge you to make your decision based on your own assessment of the rights offering and the Company.

HOW MANY SHARES MAY I PURCHASE?

        You are receiving 1 nontransferable subscription right for each share of common stock that you owned on June 30, 2014, the record date. Each subscription right consists of the basic purchase right. You must exercise 10 basic purchase rights in order to purchase one (1) share of common stock at the price set forth on the cover page. If the existing shareholders as a group exercise all their rights to purchase shares, each shareholder would receive the amount of shares equal to their percentage interest in the Company, multiplied by the total number of shares registered by us in connection with this offering. We retain the right to, but are not required to, offer any shares of common stock that remain unsubscribed at the expiration of the rights offering to current shareholders and investors who are not currently shareholders, at the discretion of the Board. We have no agreements with any such investors to purchase our common stock at this time.

DO I HAVE TO PAY THE PURCHASE PRICE IN CASH?

        You must timely pay the purchase price by wire transfer, personal drawn on a U.S. bank that clears before the expiration date, or certified check drawn on a U.S. bank.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATED TO THE RIGHTS OFFERING AND AS A HOLDER OF COMMON STOCK?

        A holder of common stock should not recognize income or loss for federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering.

HOW MANY SHARES OF COMMON STOCK WILL BE OUTSTANDING AFTER THE RIGHTS OFFERING?

        On June 30, 2014, the record date for the rights offering, there were 7,601,632 shares of common stock outstanding. Following completion of the rights offering, there will be 8,361,795 shares of common stock outstanding, assuming all shares offered are purchased.

IS EXERCISING MY SUBSCRIPTION RIGHTS RISKY?

        Yes. The exercise of your rights and investing in our securities involves risks. Exercising your rights should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading "Risk Factors," beginning on page 13.

MAY I TRANSFER MY RIGHTS IF I DO NOT WANT TO PURCHASE ANY SHARES?

        No. Should you choose not to exercise your rights, you may not sell, give away or otherwise transfer your rights. However, rights will be transferable to certain affiliates of the recipient and by operation of law.

AM I REQUIRED TO SUBSCRIBE IN THE RIGHTS OFFERING?

        No.

AFTER I EXERCISE MY RIGHTS, CAN I CHANGE MY MIND AND CANCEL MY PURCHASE?

        No. Once you send in your subscription agreement and payment you cannot revoke the exercise of your rights, even if you later learn information about us that you consider to be unfavorable and even if the market price of our common stock changes. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our common stock at the price set forth on the cover page. See "The Rights Offering—No Revocation" on page 28.

WHEN WILL I RECEIVE MY SHARES OF COMMON STOCK IF I EXERCISE MY PURCHASE RIGHTS?

        If you purchase shares of common stock through this rights offering, we will issue shares in a book-entry form or you will receive certificates representing those shares as soon as practicable after the expiration of the rights offering or shares in book form if held by a brokerage firm. Subject to state securities laws and regulations, we have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription rights in order to comply with state securities laws.

IF THE RIGHTS OFFERING IS NOT COMPLETED, WILL MY SUBSCRIPTION PAYMENT BE REFUNDED TO ME?

        Yes. The subscription agent will hold all funds it receives in escrow until completion of the rights offering. If the rights offering is not completed, the subscription agent will return promptly, without interest, all subscription payments. We reserve the right to terminate the offering at any time if, due to market conditions or otherwise, our Board deems it advisable not to proceed with the rights offering. However, there is no minimum number of shares that we must sell in order to complete the rights offering.

WHAT SHOULD I DO IF I HAVE OTHER QUESTIONS?

        If you have questions or need assistance, please contact Registrar and Transfer Company, the subscription agent, toll-free within the United States by calling (800) 368-5948. An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available Monday through Thursday, between the hours of 8:00 A.M. and 7:00 P.M. Eastern time, and Friday, between the hours of 8:00 A.M. and 5:00 P.M. Eastern time (except holidays).

TO WHOM SHOULD I SEND FORMS AND PAYMENTS?

        For delivery by mail, hand delivery or overnight courier:

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
Attn: Reorg/Exchange Dept.

        For instructions on how your subscription payment should be sent to the subscription agent, see "The Rights Offering—Method of Subscription—Exercise of Subscription Rights" on page 25.

        To ask other questions or to receive copies of our recent SEC filings, you also can contact us by mail or telephone, or refer to the other sources described under "Where You Can Find More Information" on page 36.

 PROSPECTUS SUMMARY

        We are a New Jersey corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended, that was formed in 1994 to serve as the holding company for Unity Bank. The only significant activity of the Company is ownership and supervision of the Bank. At March 31, 2014, we had total assets of $961.2 million, total loans of $684.0 million and total deposits of $767.6 million.

        The Bank opened for business on September 16, 1991. The Bank is a full-service commercial bank, providing a wide range of business and consumer financial services through its main office in Clinton, New Jersey and fourteen New Jersey branches located in Clinton, Edison, Flemington, Highland Park, Linden, Middlesex, North Plainfield, Phillipsburg, Scotch Plains, Somerset, South Plainfield, Union, Washington and Whitehouse. In addition, the Bank has one Pennsylvania branch located in Forks Township. The Bank's primary service area encompasses the Route 22/Route 78 corridors between the Forks Township, Pennsylvania office and its Linden, New Jersey branch.

        The principal executive offices of the Company are located at 64 Old Highway 22, Clinton, New Jersey, 08809, and the telephone number is (908) 730-7630. The Company's website address is www.unitybank.com.

        The Company's primary business is ownership and supervision of the Bank. The Company, through the Bank, conducts a traditional and community-oriented commercial banking business and offers services, including personal and business checking accounts, time deposits, money market accounts and regular savings accounts. The Company structures its specific services and charges in a manner designed to attract the business of the small and medium sized business and professional community, as well as that of individuals residing, working and shopping in its service area. The Company engages in a wide range of lending activities and offers commercial, Small Business Administration ("SBA"), consumer, mortgage, home equity and personal loans.

        In recent years, the Company, like many other real estate lenders, experienced higher levels of delinquent and non-performing assets. In addition, as a national SBA lender, we experienced higher levels of non-performing assets than our peers. In 2008, we withdrew from SBA lending outside of our primary market area, and began to take other steps to address our asset quality. Our total non-performing assets peaked at $27.0 million in 2009, and have declined to $14.5 million at March 31, 2014. As a percentage of our total assets, our nonperforming assets peaked at 3.18% at year-end 2011, and nonperforming assets constituted 1.51% of our total assets at March 31, 2014.

        As we have improved our asset quality, our financial performance has also improved. Our diluted earnings per share increased from $0.34 for the year ended December 31, 2012 to $0.53 per share in the year ended December 31, 2013. We also resumed our cash dividend, paying a dividend of $0.01 per share on June 28, 2013 to shareholders of record as of June 17, 2013.

        In addition, in 2008, we participated in the CPP, receiving an investment of $20.7 million in exchange for the issuance of shares of the Company's preferred stock and a warrant to purchase shares of our common stock. In the second and third quarters of 2013, we redeemed all of the outstanding preferred stock held by the UST in two transactions, for a total redemption price of $20.7 million, and repurchased the common stock purchase warrant issued to the UST for a payment of $2.7 million.

Reasons for the Offering

        We are raising capital to support our future growth. As the economy in our trade area improves, we believe we will have additional opportunities to establish new relationships with borrowers and grow our loan portfolio. We have chosen to pursue a rights offering so that our shareholders have the opportunity to avoid or limit dilution of their ownership interests in our common stock. In addition, we intend to conduct an offering of any shares not subscribed for in the rights offering to persons selected by us, in our sole discretion.

Service Areas

        The Company's primary service area is defined as the neighborhoods served by the Bank's offices. The Bank's main office, located in Clinton, NJ, in combination with its Flemington and Whitehouse offices, serves the greater area of Hunterdon County. The Bank's North Plainfield and Somerset offices serve those communities located in the northern, eastern and central parts of Somerset County and the southernmost communities of Union County. The Bank's Scotch Plains, Linden, and Union offices serve the majority of the communities in Union County and the southwestern communities of Essex County. The offices in Middlesex, South Plainfield, Highland Park, and Edison extend the Company's service area into Middlesex County. The Bank's Phillipsburg and Washington offices serve Warren County. The Bank's Forks Township office serves Northampton County, Pennsylvania.

 Summary Financial Data

        The following statements of operations data as of and for the three months ended March 31, 2014 and 2013 and for each of the years ended December 31, 2013, 2012, and 2011 and the balance sheet data as of March 31, 2014, December 31, 2013, 2012 and 2011 have been derived from our audited financial statements and related notes which are incorporated by reference into this prospectus. The summary financial data set forth below should be read in conjunction with our financial statements, the related notes, "Risk Factors," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere or incorporated by reference in the document. The historical results are not necessarily indicative of the results to be expected for any future period.

	For the Three Months Ended March 31,		For the Year Ended December 31,
In thousands, except per share amounts and percentages	2014	2013	2013	2012	2011
	(Unaudited)
For the Period:
Total interest income	9,023	8,313	$33,954	$35,203	$39,523
Total interest expense	1,736	1,624	6,529	7,774	10,551
Net interest income	7,287	6,689	27,425	27,429	28,972
Provision for loan losses	600	650	2,350	4,000	6,800
Net interest income after provision for loan losses	6,687	6,039	25,075	23,429	22,172
Total other income	1,526	1,825	6,604	7,338	5,661
Total other expense	6,258	6,126	23,997	24,297	24,518
Net Income before income taxes	1,955	1,738	7,682	6,470	3,315
Provision for income taxes	662	538	2,567	2,226	769
Net income	1,293	1,200	$5,115	$4,244	$2,546
Preferred stock dividends	—	404	988	1,602	1,558
Income available to common shareholders	1,293	796	$4,127	$2,642	$988
Per Share Data:
Basic net earnings	0.17	0.11	$0.55	$0.35	$0.13
Diluted net earnings	0.17	0.10	0.53	0.34	0.13
Cash dividends declared	0.02	—	0.03	—	—
Book value	7.74	7.67	7.55	7.62	7.24
Tangible book value	7.54	7.47	7.35	7.42	7.04

	At the Three Months Ended March 31, 2014	At the Year Ended December 31,
		2013	2012	2011
	(Unaudited)
At Period End:
Total loans	683,951	$678,701	$587,036	$592,592
Earning assets	891,598	861,347	768,576	765,014
Assets	961,168	921,118	819,730	810,846
Total deposits	767,624	738,698	648,760	643,971
Stockholders' equity	58,810	57,173	77,510	73,558
Tangible stockholders equity	57,294	55,657	75,994	72,028
Common shares outstanding	7,602	7,577	7,534	7,459
Average Balances:
Total loans	677,849	$627,982	$595,210	$609,677
Earning assets	833,515	783,679	764,400	776,946
Assets	887,093	833,672	804,232	817,381
Deposits	602,638	673,063	635,585	652,054
Stockholders' equity	57,854	65,970	74,839	71,255
Tangible Stockholders' equity	56,338	64,454	73,317	69,718
Weighted average shares outstanding	7,586	7,547	7,477	7,333
Weighted average diluted shares outstanding	7,654	7,810	7,794	7,735
Key Performance Ratios:
Return on average assets	0.59%	0.61%	0.53%	0.31%
Return on average equity	9.06%	7.22	4.80	1.90
Return on average tangible equity	9.31	7.42	4.94	1.96
Net interest margin, taxable equivalent	3.57	3.53	3.62	3.76
Dividend payout ratio	11.76	5.66	—	—
Efficiency ratio	71.91	71.34	71.06	71.42

 THE RIGHTS OFFERING

Securities to be offered by us	We are distributing to you, at no charge, 1 non-transferable subscription right for every share of our common stock that you owned on the record date, either as a holder of record or, in the case of shares held of record by brokers, banks, or other nominees, on your behalf, as a beneficial owner of such shares, subject to adjustments to eliminate fractional rights and the ownership restrictions described below.
Subscription Price

The subscription price per share shall be equal to 94% of the market price of our common stock on the day prior to the date of this prospectus, which as of June 17, 2014 would have been $8.37. You may pay the purchase price for the shares either by wire transfer or by check, or as instructed by your broker-dealer, bank or other nominee who is the record holder of your shares of our common stock. Your exercise of subscription rights will not be considered effective until your payment has cleared. In the case of immediately available funds, such as a wire transfer, funds will be deemed to clear upon receipt, but in the case of a check, up to five business days may be required for clearing and the check must clear prior to the expiration of the rights offering period.

Common stock to be outstanding after this offering	If all of our shares of common stock being offered are sold, 8,361,795 shares will be outstanding following closing of the offerings.
Basic subscription right

10 subscription rights will entitle you to purchase 1 share of common stock at a subscription price of equal to that which is set on the cover page subject to the ownership restrictions described below under the heading "ownership restrictions." Fractional shares resulting from the exercise of the basic subscription right will be eliminated by rounding down to the nearest whole share. You may exercise all or a portion of your basic subscription right, subject to the ownership restrictions, or you may choose not to exercise any subscription rights at all.

Follow-On Offering

We retain the right to, but are not required to, offer any shares of common stock that remain unsubscribed at the expiration of the rights offering to current shareholders and investors who are not currently shareholders, at the discretion of the Board. We have no agreements with any such investors to purchase our common stock at this time.

Minimum subscription	There is no minimum subscription amount under which we would be required to cancel or terminate the rights offering.
No fractional shares	Fractional shares resulting from the exercise of the subscription rights will be eliminated by rounding down to the nearest whole share.
Record date	June 30, 2014

Expiration date

The subscription rights will expire at 5:00 p.m., Eastern time, on August 8, 2014. We reserve the right to extend the expiration date and the rights offering period at our sole discretion. However, in no event will the offering period extend beyond August 22, 2014.

Procedures for exercising subscription rights	To exercise your subscription rights, you must take the following steps:

•

If you are a registered holder of our common stock, you must deliver payment and a properly completed rights certificate to the subscription agent to be received before 5:00 p.m., Eastern time, on August 8, 2014. You may deliver the documents and payments by first class mail or courier service. If you use first class mail for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

•

If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank or other nominee, you should instruct your broker, dealer, custodian bank or other nominee to exercise your subscription rights on your behalf. Please follow the instructions of your nominee, who may require that you meet a deadline earlier than 5:00 p.m., Eastern time, on August 8, 2014.

Non-transferability of rights	The subscription rights may not be sold, transferred or assigned and will not be quoted on the NASDAQ Global Market or listed on any stock exchange or market.
Participation of directors and officers

Certain of our directors and executive officers, together with their affiliates, have indicated that they will participate in the rights offering and, collectively, we expect our directors and executive officers to purchase up to approximately 240,000 shares in the rights offering, subject to any necessary regulatory approvals, by exercising their subscription rights.

No board recommendation

Our board of directors is not making a recommendation regarding your exercise of the subscription rights. You are urged to make your decision to invest based on your own assessment of our business and the rights offering. Please see "Risk Factors" for a discussion of some of the risks involved in investing in our common stock.

No revocation

All exercises of subscription rights are irrevocable, even if you later learn of information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of equal to that set forth on the cover page.

Closing	We expect to close the offerings on or about August 8, 2014.
Market for common stock	Our common stock is currently traded on the NASDAQ Global Market under the symbol "UNTY." See "Market Price of Common Stock."

 RISK FACTORS

        An investment in our common stock involves significant risks. You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference into this prospectus and the risks described below before you make an investment decision regarding the common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

        Our business, financial condition, results of operations and the trading price of our securities can be materially and adversely affected by many events and conditions including the following:

We have been and may continue to be adversely affected by national financial markets and economic conditions, as well as local conditions.

        Our business and results of operations are affected by the financial markets and general economic conditions in the United States, including factors such as the level and volatility of interest rates, inflation, home prices, unemployment and under-employment levels, bankruptcies, household income, consumer spending, investor confidence and the strength of the U.S. economy. The deterioration of any of these conditions can adversely affect our securities and loan portfolios, our level of charge-offs and provision for credit losses, our capital levels, liquidity and our results of operations.

        In addition, we are affected by the economic conditions within our New Jersey and Pennsylvania trade areas. Though there have been signs of improvement, economic growth in these areas has been slow to recover. Unlike larger banks that are more geographically diversified, we provide banking and financial services primarily to customers in the six counties in the New Jersey market and one county in Pennsylvania in which we have branches, so any decline in the economy of New Jersey or eastern Pennsylvania could have an adverse impact on us.

        Our loans, the ability of borrowers to repay these loans, and the value of collateral securing these loans are impacted by economic conditions. Our financial results, the credit quality of our existing loan portfolio, and the ability to generate new loans with acceptable yield and credit characteristics may be adversely affected by changes in prevailing economic conditions, including declines in real estate values, changes in interest rates, adverse employment conditions and the monetary and fiscal policies of the federal government. Although economic conditions in our primary market have fared better than other areas of the United States, we cannot assure you that these conditions will continue to prevail. We cannot assure you that positive trends or developments discussed in this annual report will continue or that negative trends or developments will not have a significant adverse effect on us.

A significant portion of our loan portfolio is secured by real estate, and events that negatively impact the real estate market could hurt our business.

        A significant portion of our loan portfolio is secured by real estate. As of March 31, 2014, approximately 96 percent of our loans had real estate as a primary or secondary component of collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. Continued weakening of the real estate market in our primary market areas could result in an increase in the number of borrowers who default on their loans and a reduction in the value of the collateral securing their loans, which in turn could have an adverse effect on our profitability and asset quality. Any future declines in home prices in the New Jersey and Pennsylvania markets we serve also may result in increases in delinquencies and losses in our loan portfolios. Stress in the real estate market, combined with weak economic conditions and continued elevated unemployment levels could drive losses beyond that which is provided for in our allowance for loan losses. In that event, our earnings could be adversely affected.

Our offering of alternative credit products may expose us to increased lending risks.

        The Dodd-Frank Act imposes new obligations on originators of residential mortgage loans. Among other things, the Dodd-Frank Act requires originators to make a reasonable and good faith determination based on documented information that a borrower has a reasonable ability to repay a particular mortgage loan over the long term. If the originator cannot meet this standard, the loan may be unenforceable. The Dodd-Frank Act contains an exception from this ability-to-repay rule for "Qualified Mortgages". A rule issued by the CFPB in January 2013, and effective January 10, 2014, sets forth specific underwriting criteria for a loan to qualify as a Qualified Mortgage. The criteria generally exclude loans that (1) are interest-only, (2) have excessive upfront points or fees, or (3) have negative amortization features, balloon payments, or terms in excess of 30 years. The underwriting criteria also impose a maximum debt to income ratio of 43%, based upon documented and verifiable information. If a loan meets these criteria and is not a "higher priced loan" as defined in Federal Reserve regulations, the CFPB rule establishes a safe harbor preventing a consumer from asserting the failure of the originator to establish the consumer's ability to repay. However, a consumer may assert the lender's failure to comply with the ability-to-repay rule for all residential mortgage loans other than Qualified Mortgages.

        Although the majority of residential mortgages historically originated by the Bank would be considered Qualified Mortgages, the Bank has and may continue to make residential mortgage loans that would not qualify. The Bank is still evaluating the impact of the recently issued Qualified Mortgage definition and related ability-to-repay rules, as well as other rules recently issued by the by the CFPB related to mortgage origination and servicing, to determine if such rules will have any long-term impact on its mortgage loan origination and servicing activities. As a result of such rules, the Bank might experience increased compliance costs, loan losses, litigation related expenses and delays in taking title to real estate collateral, if these loans do not perform and borrowers challenge whether the Bank satisfied the ability-to-repay rule upon originating the loan.

There is a risk that the SBA will not honor their guarantee.

        The Company has historically been a participant in various SBA lending programs which guarantee up to 90% of the principal on the underlying loan. There is a risk that the SBA will not honor their guarantee if a loan is not underwritten and administered to SBA guidelines. The Company follows the underwriting guidelines of the SBA; however our ability to manage this will depend on our ability to continue to attract, hire and retain skilled employees who have knowledge of the SBA program.

There is a risk that we may not be repaid in a timely manner, or at all, for loans we make.

        The risk of nonpayment (or deferred or delayed payment) of loans is inherent in commercial banking. Such nonpayment, or delayed or deferred payment of loans to the Company, if they occur, may have a material adverse effect on our earnings and overall financial condition. Additionally, in compliance with applicable banking laws and regulations, the Company maintains an allowance for loan losses created through charges against earnings. As of March 31, 2014, the Company's allowance for loan losses was $12.8 million, or 1.87 percent of our total loan portfolio and 106.32 percent of our nonperforming loans. The Company's marketing focus on small to medium size businesses may result in the assumption by the Company of certain lending risks that are different from or greater than those which would apply to loans made to larger companies. We seek to minimize our credit risk exposure through credit controls, which include evaluation of potential borrowers' available collateral, liquidity and cash flow. However, there can be no assurance that such procedures will actually reduce loan losses.

We have a significant level of nonperforming assets, and this has, and will continue, to affect our results of operations.

        At March 31, 2014, our total nonperforming assets equaled $14.5 million or 2.11 percent of total loans and OREO. This is a significant level of nonperforming assets compared to our peer group institutions. Our level of nonperforming assets reflects the general economic slowdown in our marketplace and its effect on our borrowers, and our focus on SBA lending, which may entail greater credit risk than other types of lending. This deterioration in credit quality has negatively impacted our results of operations, through additional provisions for loan losses and reduced interest income, and will continue to impact our performance until these assets are resolved. In addition, future increases in our nonperforming assets will further negatively affect our results of operations. We can give you no assurance that our nonperforming assets will not increase further.

Our allowance for loan losses may not be adequate to cover actual losses.

        Like all financial institutions, we maintain an allowance for loan losses to provide for loan defaults and nonperformance. Our allowance for loan losses may not be adequate to cover actual losses, and future provisions for loan losses could materially and adversely affect the results of our operations. Risks within the loan portfolio are analyzed on a continuous basis by management; and, periodically, by an independent loan review function and by the Audit Committee. A risk system, consisting of multiple-grading categories, is utilized as an analytical tool to assess risk and the appropriate level of loss reserves. Along with the risk system, management further evaluates risk characteristics of the loan portfolio under current economic conditions and considers such factors as the financial condition of the borrowers, past and expected loan loss experience and other factors management feels deserve recognition in establishing an adequate reserve. This risk assessment process is performed at least quarterly and, as adjustments become necessary, they are realized in the periods in which they become known. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates that may be beyond our control, and these losses may exceed current estimates. State and federal regulatory agencies, as an integral part of their examination process, review our loans and allowance for loan losses and have in the past required an increase in our allowance for loan losses. Although we believe that our allowance for loan losses is adequate to cover probable and reasonably estimated losses, we cannot assure you that we will not further increase the allowance for loan losses or that our regulators will not require us to increase this allowance. Either of these occurrences could adversely affect our earnings.

We are subject to interest rate risk and variations in interest rates may negatively affect our financial performance.

        Net interest income, the difference between interest earned on our interest-earning assets and interest paid on interest-bearing liabilities, represents a significant portion of our earnings. Both increases and decreases in the interest rate environment may reduce our profits. Interest rates are subject to factors which are beyond our control, including general economic conditions, competition and policies of various governmental and regulatory agencies, such as the Federal Reserve Board. Changes in monetary policy, including changes in interest rates, could influence not only the interest Unity receives on loans and investment securities and the amount of interest it pays on deposits and borrowings, but such changes could also affect (i) Unity's ability to originate loans and obtain deposits, (ii) the fair value of Unity's financial assets and liabilities, including the held to maturity and available for sale securities portfolios, and (iii) the average duration of Unity's interest-earning assets. This also includes the risk that interest-earning assets may be more responsive to changes in interest rates than interest-bearing liabilities, or vice versa (repricing risk), the risk that the individual interest rates or rate indices underlying various interest-earning assets and interest-bearing liabilities may not change in the same degree over a given time period (basis risk), and the risk of changing interest rate relationships across the spectrum of interest-earning asset and interest-bearing liability maturities (yield curve risk).

The banking business is subject to significant government regulations.

        We are subject to extensive governmental supervision, regulation and control. These laws and regulations are subject to change, and may require substantial modifications to our operations or may cause us to incur substantial additional compliance costs. These laws and regulations are designed to protect depositors and the public, but not our shareholders. In addition, future legislation and government policy could adversely affect the commercial banking industry and our operations. Such governing laws can be anticipated to continue to be the subject of future modification. Our management cannot predict what effect any such future modifications will have on our operations. In addition, the primary focus of Federal and state banking regulation is the protection of depositors and not the shareholders of the regulated institutions.

        For example, the recently adopted Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") has resulted in substantial new compliance costs, and may restrict certain sources of revenue. The Dodd-Frank Act was signed into law on July 21, 2011. Generally, the Act is effective the day after it was signed into law, but different effective dates apply to specific sections of the law, many of which will not become effective until various Federal regulatory agencies have promulgated rules implementing the statutory provisions. Uncertainty remains as to the ultimate impact of the Dodd-Frank Act, which could have a material adverse impact either on the financial services industry as a whole, or on our business, results of operations and financial condition. The Dodd-Frank Act, among other things:

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  capped debit card interchange fees for institutions with $10 billion in assets or more at $0.21 plus 5 basis points times the transaction amount, a substantially lower rate than the average rate in effect prior to adoption of the Dodd-Frank Act;

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  provided for an increase in the FDIC assessment for depository institutions with assets of $10 billion or more, increases in the minimum reserve ratio for the DIF from 1.15% to 1.35% and changes the basis for determining FDIC premiums from deposits to assets;

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  permanently increased the deposit insurance coverage to $250 thousand and allowed depository institutions to pay interest on checking accounts;

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  created a new Consumer Financial Protection Bureau ("CFPB") that has rulemaking authority for a wide range of consumer financial protection laws that apply to all banks and has broad authority to enforce these laws;

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  provided for new disclosure and other requirements relating to executive compensation and corporate governance;

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  changed standards for Federal preemption of state laws related to federally-chartered institutions and their subsidiaries;

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  provided mortgage reform provisions regarding a customer's ability to repay, restricting variable rate lending by requiring the ability to repay to be determined for variable rate loans by using the maximum rate that will apply during the first five years of a variable rate loan term, and making more loans subject to provisions for higher cost loans, new disclosures, and certain other revisions; and

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  created a financial stability oversight council that will recommend to the Federal Reserve increasingly strict rules for capital, leverage, liquidity, risk management and other requirements as companies grow in size and complexity.

        In addition, in order to implement Basel III and certain additional capital changes required by the Dodd-Frank Act, on July 9, 2013, the FRB approved, as an interim final rule, the regulatory capital requirements for U.S. bank holding companies, such as us, substantially similar to final rules issued by the FDIC and the Office of the Comptroller of the Currency. These new requirements are likely to increase our capital requirements in future periods. See "Supervisions and Regulation—General Bank Holding Company Regulation."

        These provisions, as well as any other aspects of current or proposed regulatory or legislative changes to laws applicable to the financial industry, may impact the profitability of our business activities and may change certain of our business practices, including the ability to offer new products, obtain financing, attract deposits, make loans, and achieve satisfactory interest spreads, and could expose us to additional costs, including increased compliance costs. These changes also may require us to invest significant management attention and resources to make any necessary changes to operations in order to comply, and could therefore also materially and adversely affect our business, financial condition and results of operations.

        Our management is actively reviewing the provisions of the Dodd-Frank Act and Basel III, many of which are to be phased-in over the next several months and years, and assessing the probable impact on our operations. However, the ultimate effect of these changes on the financial services industry in general, and us in particular, is uncertain at this time.

We are subject to changes in accounting policies or accounting standards.

        Understanding Unity's accounting policies is fundamental to understanding our financial results. Some of these policies require the use of estimates and assumptions that may affect the value of assets or liabilities and financial results. Unity has identified its accounting policies regarding the allowance for loan losses, security valuations and impairments, goodwill and income taxes to be critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain. Under each of these policies, it is possible that materially different amounts would be reported under different conditions, using different assumptions, or as new information becomes available.

        From time to time, the FASB and the SEC change their guidance governing the form and content of Unity's external financial statements. In addition, accounting standard setters and those who interpret U.S. generally accepted accounting principles ("GAAP"), such as the FASB, SEC, banking regulators and Unity's outside auditors, may change or even reverse their previous interpretations or positions on how these standards should be applied. Such changes are expected to continue, and may accelerate based on the FASB and International Accounting Standards Board commitments to achieving convergence between U.S. GAAP and International Financial Reporting Standards. Changes in U.S. GAAP and changes in current interpretations are beyond Unity's control, can be hard to predict and could materially impact how Unity reports its financial results and condition. In certain cases, Unity could be required to apply a new or revised guidance retroactively or apply existing guidance differently (also retroactively) which may result in Unity restating prior period financial statements for material amounts. Additionally, significant changes to U.S. GAAP may require costly technology changes, additional training and personnel, and other expenses that will negatively impact our results of operations.

Declines in value may adversely impact the investment portfolio.

        As of March 31, 2014, we had approximately $86.2 million and $23.3 million in available for sale and held to maturity investment securities, respectively. We may be required to record impairment charges in earnings related to credit losses on our investment securities if they suffer a decline in value that is considered other-than-temporary. Additionally, (a) if we intend to sell a security or (b) it is more likely than not that we will be required to sell the security prior to recovery of its amortized cost basis, we will be required to recognize an other-than-temporary impairment charge in the statement of income equal to the full amount of the decline in fair value below amortized cost. Factors, including lack of liquidity, absence of reliable pricing information, adverse actions by regulators, or unanticipated changes in the competitive environment could have a negative effect on our investment portfolio and may result in other-than-temporary impairment on our investment securities in future periods.

Liquidity risk.

        Liquidity risk is the potential that Unity will be unable to meet its obligations as they come due because of an inability to liquidate assets or obtain adequate funding in a timely basis, at a reasonable cost and within acceptable risk tolerances.

        Liquidity is required to fund various obligations, including credit commitments to borrowers, mortgage and other loan originations, withdrawals by depositors, repayment of borrowings, dividends to shareholders, operating expenses and capital expenditures.

        Liquidity is derived primarily from retail deposit growth and retention; principal and interest payments on loans; principal and interest payments on investment securities; sale, maturity and prepayment of investment securities; net cash provided from operations and access to other funding sources.

        Our access to funding sources in amounts adequate to finance our activities could be impaired by factors that affect us specifically or the financial services industry in general. Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity due to persistent weakness, or downturn, in the economy or adverse regulatory action against us. Our ability to borrow could also be impaired by factors that are not necessarily specific to us, such as a severe disruption of the financial markets or negative views and expectations about the prospects for the financial services industry as a whole.

We are in competition with many other banks, including larger commercial banks which have greater resources than us.

        The banking industry within the State of New Jersey is highly competitive. The Company's principal market area is also served by branch offices of large commercial banks and thrift institutions. In addition, in 1999 the Gramm-Leach-Bliley Financial Modernization Act was passed into law. The Modernization Act permits other financial entities, such as insurance companies and securities firms, to acquire or form financial institutions, thereby further increasing competition. A number of our competitors have substantially greater resources than we do to expend upon advertising and marketing, and their substantially greater capitalization enables them to make much larger loans. Our success depends a great deal upon our judgment that large and mid-size financial institutions do not adequately serve small businesses in our principal market area and upon our ability to compete favorably for such customers. In addition to competition from larger institutions, we also face competition for individuals and small businesses from recently formed banks seeking to compete as "hometown" institutions. Most of these new institutions have focused their marketing efforts on the smaller end of the small business market we serve.

Future offerings of common stock may adversely affect the market price of our stock.

        In the future, if our or the Bank's capital ratios fall below the prevailing regulatory required minimums, we or the Bank could be forced to raise additional capital by making additional offerings of common stock or preferred stock. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both.

We cannot predict how changes in technology will impact our business.

        The financial services market, including banking services, is increasingly affected by advances in technology, including developments in:

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  telecommunications;

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  data processing;

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  automation;

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  Internet-based banking;

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  Tele-banking; and

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  debit cards/smart cards

        Our ability to compete successfully in the future will depend on whether we can anticipate and respond to technological changes. To develop these and other new technologies, we will likely have to make additional capital investments. Although we continually invest in new technology, we cannot assure you that we will have sufficient resources or access to the necessary proprietary technology to remain competitive in the future.

The Company's information systems may experience an interruption or breach in security.

        The Company relies heavily on communications and information systems to conduct its business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in the Company's customer-relationship management, general ledger, deposit, loan and other systems.

        We are further exposed to the risk that our external vendors may be unable to fulfill their contractual obligations (or will be subject to the same risk of fraud or operational errors by their respective employees as us) and to the risk that our (or our vendors') business continuity and data security systems prove to be inadequate. We maintain a system of comprehensive policies and a control framework designed to monitor vendor risks including, among other things, (i) changes in the vendor's organizational structure or internal controls, (ii) changes in the vendor's financial condition, (iii) changes in the vendor's support for existing products and services and (iv) changes in the vendor's strategic focus. In addition we maintain cyber liability insurance to mitigate against any loss incurred.

        While the Company has policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of its information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur; or, if they do occur, that they will be adequately addressed. The occurrence of any failures, interruptions or security breaches of the Company's information systems could damage the Company's reputation, result in a loss of customer business, subject the Company to additional regulatory scrutiny or expose the Company to civil litigation and possible financial liability; any of which could have a material adverse effect on the Company's financial condition and results of operations.

Our business strategy could be adversely affected if we are not able to attract and retain skilled employees and manage our expenses.

        We expect to continue to experience growth in the scope of our operations and, correspondingly, in the number of our employees and customers. We may not be able to successfully manage our business as a result of the strain on our management and operations that may result from this growth. Our ability to manage this growth will depend upon our ability to continue to attract, hire and retain skilled employees. Our success will also depend on the ability of our officers and key employees to continue to implement and improve our operational and other systems, to manage multiple, concurrent customer relationships and to hire, train and manage our employees.

Hurricanes or other adverse weather events could negatively affect our local economies or disrupt our operations, which would have an adverse effect on our business or results of operations.

        Hurricanes and other weather events can disrupt our operations, result in damage to our properties and negatively affect the local economies in which we operate. In addition, these weather events may result in a decline in value or destruction of properties securing our loans and an increase in delinquencies, foreclosures and loan losses.

Risks Factors Related to the Rights Offering

The subscription price determined for the rights offering is not necessarily an indication of the fair value of our common stock.

        The per share price in the rights offering is not necessarily related to our book value, tangible book value, multiple of earnings or any other established criteria of fair value and may or may not be considered the fair value of our common stock to be offered in the rights offering. After the date of this prospectus, our shares of common stock may trade at prices below the price in the rights offering.

        In addition, the price of our common stock may fluctuate between the time you exercise your subscription rights and your receipt of shares following the conclusion of the rights offering. Once made, all exercises of subscription rights are irrevocable and, as a result, you bear the financial risk that the price of our common stock will fluctuate during that period.

If you do not exercise your subscription rights, your percentage ownership will be diluted.

        Assuming we sell the full amount of shares issuable in connection with the offerings, we will issue approximately 760,163 shares of our common stock. If you choose not to exercise your basic subscription rights prior to the expiration of the rights offering, your relative ownership interest in our common stock will be diluted.

We may cancel the rights offering at any time without further obligation to you.

        We may, in our sole discretion, cancel the rights offering before it expires. If we cancel the rights offering, neither we nor the subscription agent will have any obligation to you except to return any payment received by the subscription agent, without interest, as soon as practicable.

The subscription rights are not transferable and there is no market for the subscription rights.

        You may not sell, give away or otherwise transfer your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire shares to realize any potential value from your subscription rights.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights will be rejected.

        If you desire to purchase shares in the rights offering, you must act promptly to ensure that the subscription agent actually receives all required forms and payments before the expiration of the rights offering at 5:00 p.m., Eastern time, on August 8, 2014, unless we extend the rights offering for additional periods. However, in no event will the offering period extend beyond August 22, 2014. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, we may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. If your exercise is rejected, your payment of the exercise price will be promptly returned.

Neither we nor our subscription agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures and to decide all questions as to the validity, form and eligibility (including times of receipt and beneficial ownership). Alternative, conditional or contingent subscriptions will not be accepted. We reserve the absolute right to reject any subscriptions not properly submitted. In addition, we may reject any subscription if the acceptance of the subscription would be unlawful. We also may waive any irregularities (or conditions) in the subscription. If you are given notice of a defect in your subscription, you will have five business days after the giving of notice to correct it. You will not, however, be allowed to cure any defect later than 5:00 p.m., Eastern time, on the expiration date. We are not obligated to give you notification of defects in your subscription. We will not consider an exercise to be made until all defects have been cured or waived.

If you make payment of the subscription price by personal check, your check may not have cleared in sufficient time to enable you to purchase shares in this rights offering.

        Any personal check used to pay for shares to be issued in this rights offering must clear prior to the expiration time of this rights offering, and the clearing process may require five (5) or more business days. If you choose to exercise your subscription rights, in whole or in part, and to pay for shares by personal check and your check has not cleared prior to the expiration time of this rights offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the shares you attempted to purchase and you will lose the value of your subscription rights.

You will not be able to sell the shares you buy in the rights offering until you receive your stock certificates or your account is credited with the common stock.

        If you purchase shares in the rights offering by submitting a rights certificate and payment, we will issue shares in book-entry form or mail you a stock certificate as soon as practicable after August 8, 2014, or such later date as to which the rights offering may be extended. If your shares are held by a broker, dealer, custodian bank or other nominee and you purchase shares, your account with your nominee will be credited with the shares of our common stock you purchased in the rights offering as soon as practicable after the expiration of the rights offering, or such later date as to which the rights offering may be extended. Until your shares have been issued in book-entry form, your stock certificates have been delivered or your account is credited, you may not be able to sell your shares. The stock price may decline between the time you decide to sell your shares and the time you are actually able to sell your shares.

Our management will have broad discretion over the use of the net proceeds from the offerings, and we may not invest the proceeds successfully.

        We currently anticipate that we will use the net proceeds of the offerings for general corporate purposes, which may include, without limitation, to support future growth such as branching and infrastructure. Our management may allocate the proceeds among these purposes as it deems appropriate. In addition, market factors may require our management to allocate portions of the proceeds for other purposes. Accordingly, you will be relying on the judgment of our management regarding the use of the proceeds from the offerings, and you will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds appropriately. It is possible that we may invest the proceeds in a way that does not yield a favorable, or any, return for us.

 USE OF PROCEEDS

        Assuming all of the rights are exercised in the rights offering, we expect that the net proceeds from the rights offering following payment of transaction-related expenses will be approximately up to $6,249,788.87. The net proceeds will be used for capital enhancement and general corporate purposes and to support the continued growth of our earning assets.

MARKET PRICE OF COMMON STOCK

        Our common stock trades on the NASDAQ Global Market, under the symbol "UNTY." As of March 26, 2014, we had approximately 405 holders of record. The following table shows the high and low sales price during the periods indicated, as well as dividends declared:

	Price Range		Quarterly Dividends per Share of Common Stock
	High	Low
2012
Fourth Quarter	6.25	5.75	—
Third Quarter	6.15	5.88	—
Second Quarter	6.25	5.92	—
First Quarter	6.40	5.98	—
2013
Fourth Quarter	7.98	7.10	0.01
Third Quarter	8.13	6.74	0.01
Second Quarter	7.55	6.22	0.01
First Quarter	6.74	5.85	—
2014
Second Quarter (through June 6, 2014)	8.84	7.91	—
First Quarter	8.26	7.22	0.02

DIVIDEND POLICY

        Prior to our participation in the CPP, we had paid regular quarterly cash dividends. Under the terms of the CPP, our ability to pay cash dividends was restricted, and we ceased paying cash dividends in the first quarter of 2009 as we sought to conserve capital due to weakening economic conditions and an increase in our non-performing assets. In the second and third quarters of 2013, we fully redeemed all outstanding preferred stock issued to the UST through the CPP. In addition, as economic conditions and our asset quality has improved, we paid a $0.01 per share cash dividend in June of 2013, a $0.02 share in the first quarter of 2014, and announced a dividend of $0.02 per share payable of June 27, 2014. Our future dividend policy will depend on a number of factors, including our earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, our ability to service any equity or debt obligations senior to our common stock, and other factors deemed relevant by our board of directors. At this time, no decision has been made regarding the payment of future cash dividends.

 CAPITALIZATION

        The following table sets forth our consolidated capitalization as of March 31, 2014, on an actual basis and on a pro forma basis as adjusted to give effect to this offering, at an offering price as set forth on the cover page of this prospectus). You should read this information together with our consolidated financial statements and related notes, which are included elsewhere in this prospectus.

	Actual at March 31, 2014	As Adjusted For this Offering, 380,081 Shares Sold	As Adjusted for this Offering, 760,163 Shares Sold
	(dollars in thousands)
Stockholders' equity:
Common stock, no par value, 12,500 shares authorized 7,602 issued and outstanding (actual) 7,982 and 8,362 (as adjusted)	52,237	55,361	58,486
Retained earnings	6,739	6,739	6,739
Accumulated other comprehensive income	(166)	(166)	(166)
Total stockholder's equity	58,810	61,934	65,059
Book value per share	7.74	7.76	7.78

        The Company and the Bank both meet the regulatory capital requirements applicable to them under federal banking regulations. The following table sets forth our capital ratios as of March 31, 2014, and as adjusted to give effect, after deducting estimated offering expenses and underwriting discounts, to the sale of the common stock offered by this prospectus, as well as the minimum required regulatory capital.

  The Company:

	March 31, 2014 Actual	As Adjusted 380,081 Shares Sold	As Adjusted 760,163 Shares Sold	To Be Deemed Well Capitalized For Capital Adequacy Purposes
Risk-based Capital:
Total Risk Based Capital (to risk-weighted assets)	12.03	12.48	12.93	N/A
Tier I Risk Based Capital (to risk-weighted assets)	10.77	11.22	11.67	N/A
Tier I Leverage Capital	8.19	8.51	8.83	N/A

  The Bank(1)

	March 31, 2014 Actual	As Adjusted 380,081 Shares Sold	As Adjusted 760,163 Shares Sold	To Be Deemed Well Capitalized For Capital Adequacy Purposes
Risk-based Capital:
Total Risk Based Capital (to risk-weighted assets)	11.91%	12.36	12.82	10.00%
Tier I Risk Based Capital (to risk-weighted assets)	9.39%	9.84	10.30	6.00%
Tier I Leverage Capital	7.14%	7.46	7.79	5.00%

(1)
Assumes $100% in net proceeds are contributed by the Company to the Bank

 THE RIGHTS OFFERING

The Subscription Rights

        We will distribute to the holders of record of our common stock on June 30, 2014, at no charge, subscription rights to purchase shares of our common stock, up to a total of 7,601,632 subscription rights. The subscription rights will not be evidenced by certificates or any other tangible representation.

        The subscription rights will be distributed to our holders of common stock at a rate of 1 subscription right for each share of outstanding common stock owned by each holder on the record date. You are not required to exercise any or all of your subscription rights. We will deliver to you certificates or shares in a book-entry form representing the shares of common stock which you purchased with your subscription rights as soon as practicable after the rights offering has expired.

Basic Subscription Right

        You may purchase 1 share of our common stock at the price set forth on the cover page for every 10 basic subscription rights distributed to you.

Follow-On Offering

        In addition to your basic subscription rights, the Company may, but is not required to, sell additional shares of our common stock which are not purchased by other shareholders exercising their subscription rights to such individuals or entities it sees fit, including but not limited to existing shareholders or investors who are not currently shareholders. In the event that the offering is not fully subscribed, the Company shall determine procedurally how such shares are subscribed, provided that the subscription price shall be the price set forth on the cover page.

        Allocation.    If sufficient shares are available, we will seek to honor your Follow-On request in full, subject to the subscription limitations. If Follow-On requests exceed the number of shares available, however, the available shares will be allocated at the discretion of the Board. If you are not allocated the full amount of shares for which you over-subscribe, you will receive a refund of the subscription price, without interest or penalty, that you delivered for those shares of our common stock that are not allocated to you. The subscription agent will mail such refunds as soon as practicable after the completion of the rights offering.

        Full Exercise of Basic Subscription Right.    You may exercise your Follow-On privilege only if you exercise your basic subscription right in full, subject to the subscription limitations. To determine if you have fully exercised your basic subscription right, we will consider only the basic subscription right held by you in the same capacity. When you complete the portion of your subscription rights certificate to exercise your Follow-On privilege, you will be representing and certifying that you have fully exercised your subscription rights as to shares of our common stock that you hold. You must exercise your Follow-On right at the same time you exercise your basic subscription right in full.

        Return of Excess Payment.    If you exercised your Follow-On right and are allocated less than all of the Common Shares for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned to you by mail, without interest or deduction, promptly after the expiration date of the rights offering.

        Rights Certificate.    You should indicate on your rights certificate, or the form provided by your nominee if your shares are held in the name of a nominee, how many additional shares you would like to purchase pursuant to your Follow-On privilege. To properly exercise your Follow-On privilege, you must deliver to the subscription agent the subscription payment related to your Follow-On privilege before the rights offering expires. If you send payment by personal check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared. Because we will not know the total number of unsubscribed shares before the rights offering expires, if you wish to maximize the number of shares you purchase pursuant to your Follow-On privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares that may be available to you (i.e., the aggregate payment for both your basic subscription rights and for any additional shares you desire to purchase pursuant to your Follow-On privilege).

Expiration of the Rights Offering

        You may exercise your subscription rights at any time before 5:00 p.m., Eastern time, on August 8, 2014, the expiration date for the rights offering unless we elect to extend the offering at our sole discretion. However, in no event will the offering period extend beyond August 22, 2014. If you do not exercise your subscription rights before the expiration date, your unexercised subscription rights will be null and void. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents. We retain the right to offer and sell any shares that are not subscribed for in the rights offering to investors who are not current shareholders of the Company.

Unexercised Subscription Rights

        In the event all or any portion of the subscription rights are not exercised by the holders of common stock prior to the expiration of the rights offering, we may offer those remaining shares to investors who are not current shareholders of the Company at the same per share purchase price. We do not have any agreements or understanding with any investors to purchase such shares.

Withdrawal or Termination of the Rights Offering

        We may elect to withdraw or terminate this rights offering at any time prior to consummation of the offering if, due to market conditions or otherwise, our Board deems it advisable not to proceed with the rights offering. We do not have any obligation with respect to the subscription rights except to return, without interest or deduction, any subscription payments we received from you.

Method of Subscription—Exercise of Subscription Rights

        You may exercise your subscription rights by delivering (or causing to be delivered) the following to the subscription agent, at or prior to 5:00 p.m., Eastern time, on August 8, 2014, the date on which the subscription rights expire (unless extended):

  •
  your properly completed and executed subscription agreement with any required other supplemental documentation; and

  •
  your full subscription price payment for each share subscribed for.

Method of Payment

        Your payment of the subscription price must be made in U.S. dollars for the full number of shares of common stock you are subscribing for by:

  •
  check drawn upon a U.S. bank or postal, telegraphic or express money order payable to the subscription agent;

  •
  wire transfer of immediately available funds, to the subscription account maintained by the subscription agent; or

  •
  certified or cashier's check drawn upon a U.S. bank.

Receipt of Payment

        Your payment will be considered received by the subscription agent only upon:

  •
  clearance of any uncertified check;

  •
  receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order; or

  •
  receipt of collected funds in the subscription account designated above.

Clearance of Uncertified Checks

        If you are paying by uncertified personal check, please note that uncertified checks may take five (5) business days or more to clear. If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time this rights offering expires to ensure that your payment is received by the subscription agent and clears by the rights offering expiration time. We urge you to consider using a certified or cashier's check, money order or wire transfer of funds to avoid missing the opportunity to invest in our common stock should you decide to exercise your subscription rights. If your check is returned for insufficient funds, you will be responsible for all fees charged by the subscription agent as a result of such NSF check.

Delivery of Subscription Materials and Payment

        You should deliver your subscription agreement and payment of the subscription price or, if applicable, to the subscription agent by one of the methods described below:

        For delivery by mail, hand delivery or overnight courier:

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
Attn: Reorg/Exchange Dept.

        Your delivery to an address other than the address set forth above will not constitute valid delivery. For assistance call the subscription agent at (800) 368-5948.

Calculation of Subscription Rights Exercised

        If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription right with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we will return the excess amount to you by mail without interest or deduction as soon as practicable after the expiration date of the rights offering.

Funds Held by the Subscription Agent Pending Delivery of Shares

        The subscription agent will hold your payment of the subscription price payment in a segregated account with other payments received from other rights holders until we issue your shares to you upon consummation of the rights offering.

Notice to Record Holders Holding on Behalf of Beneficial Owners

        If you are a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others on June 30, 2014, the record date for the rights offering, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription agreements and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the record date for the rights offering, provided that, you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled "Nominee Holder Certification" which we will provide to you with your rights offering materials. If you did not receive this form, you should contact us to request a copy.

Beneficial Owners

        If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee exercise your subscription rights, you should contact your nominee and request it to effect the transaction for you. To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled "Beneficial Owners Election Form." You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you do not receive this form, but believe that you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Instructions for Completing Your Rights Certificate

        You should read and follow the instructions accompanying the Rights Certificate carefully. If you want to exercise your subscription rights, you should send your Rights Certificate with your subscription price payment to the subscription agent. Do not send your Rights Certificate and subscription price payment to us.

        You are responsible for the method of delivery of your Rights Certificate with your subscription price payment to the subscription agent. If you send your Rights Certificate and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time the rights offering expires. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of a certified or cashier's check, money order or wire transfer of funds. You will be responsible for any fees charged as a result of any NSF check.

Determinations Regarding the Exercise of Your Subscription Rights

        We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of your subscription rights and our determinations will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not receive or accept any subscription until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

        Neither we nor the subscription agent will be under any duty to notify you of any defect or irregularity in connection with your submission of subscription agreements and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept your exercise of subscription rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law.

Procedures for DTC Participants

        We expect that your exercise of your subscription rights may be made through the facilities of The Depository Trust Company. If your subscription rights are held of record through DTC, you may exercise your subscription right by instructing DTC to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our common stock for which you are subscribing, and your subscription price payment for each share for which you are subscribing.

        No change will be made to the cash subscription price by reason of changes in the trading price of our common stock prior to the closing of the rights offering.

Questions about Exercising Subscription Rights

        If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this prospectus, or the instruction letter accompanying the prospectus, you should contact the subscription agent at (800) 368-5948.

Subscription Agent

        We have appointed Registrar and Transfer Company to act as subscription agent for the rights offering. We will pay all fees and expenses of the subscription agent related to the rights offering and we have also agreed to indemnify the subscription agent from liabilities which it may incur in connection with the rights offering.

No Revocation

        Once you have exercised your subscription privileges, you may not revoke your exercise. Subscription Rights not exercised prior to the expiration date of the rights offering will expire.

Expiration Time, Extensions and Termination

        The rights will expire at 5:00 p.m., Eastern Daylight time, on August 8, 2014, unless we elect to extend the offering at our sole discretion. However, in no event will the offering period be extended beyond August 22, 2014. Once made, all exercises of subscription rights will be irrevocable. If you do not exercise your subscription rights prior to the expiration date, your subscription rights will be null and void. We will not be required to issue shares of our common stock to you if the subscription agent receives your subscription agreement or your payment after that time, regardless of when you sent the subscription agreement and payment. See also "The Rights Offering—Method of Subscription—Exercise of Subscription Rights" on page 25. We may cancel the rights offering at any time prior to the issuance of the shares of our common stock if, due to market conditions or otherwise, our Board deems it advisable not to proceed with the rights offering, in which event we will return your subscription payment, without interest.

No Board Recommendation

        An investment in shares of our common stock must be made according to each investor's evaluation of its own best interests. Accordingly, our Board of Directors makes no recommendation to rights holders regarding whether they should exercise their rights.

OFFERING OF REMAINING SHARES TO INVESTORS WHO ARE NOT CURRENT SHAREHOLDERS

Expiration Date

        The offering period to investors who are not current shareholders will expire at the earlier of 5:00 p.m., Eastern Daylight time, on August 8, 2014 or the date on which we have accepted subscriptions for all shares remaining for purchase as reflected in the prospectus supplement.

Discretion To Accept Subscriptions

        We have the right, in our sole discretion, to accept or reject any subscription in whole or in part on or before the expiration of the offering period described above. We will notify subscribers no later than ten (10) days after the expiration date as to whether and to what extent their subscriptions have been accepted. If we do not accept all or a portion of a subscription, we will return to the subscriber the unaccepted portion of the subscription funds, without interest.

Issuance Of Stock Certificates

        Promptly after the acceptance of a subscription the Company will issue stock certificates (or shares in a book-entry form) representing the shares of common stock purchased by investors. The Company will follow the instructions contained in the accepted Subscription Agreements when it issues the stock certificates (or shares in a book-entry form).

Subscription Proceeds

        We will promptly deposit all subscription proceeds as we receive them in a noninterest-bearing deposit account with the Bank. Upon our acceptance of a subscription, the related subscription proceeds due to us will become immediately available for our use. Promptly following the expiration of the offering period, we will refund any amounts due to subscribers whose subscriptions we did not accept as described under "Discretion to Accept Subscriptions" above.

DESCRIPTION OF CAPITAL STOCK

        We are authorized by our certificate of incorporation to issue 12,500,000 shares of common stock, no par value per share, and 500,000 shares of preferred stock, the terms, rights and features of which are determined by our Board of Directors upon issuance. As of the date hereof, we have 7,601,632 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

        All shares of common stock are entitled to share equally in dividends from funds legally available therefore, when, as and if declared by our Board of Directors, and upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company available for distribution to shareholders, after satisfying in full the preferential liquidation rights of any series of preferred stock that may be authorized and issued in the future. Each holder of common stock is entitled to one vote for each share on all matters submitted to the shareholders.

        There is no cumulative voting, redemption right, sinking fund provision, or right of conversion in existence with respect to the common stock. Our certificate of incorporation does not provide for preemptive rights to acquire additional shares of common stock when issued. All of the outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

        Effective on July 3, 2013, we redeemed all outstanding shares of our preferred stock, We therefore have no shares of preferred stock outstanding. We currently have 500,000 shares of preferred stock authorized and available for issuance from time to time at the discretion of the Board of Directors without shareholder approval. The Board of Directors has the authority to prescribe for each series of preferred stock it establishes the number of shares in that series, the number of votes (if any) to which the shares in that series are entitled, the consideration for the shares in that series, and the designations, powers, preferences and other rights, qualifications, limitations or restrictions of the shares in that series. Depending upon the rights prescribed for a series of preferred stock, the issuance of preferred stock could have an adverse effect on the voting power of the holders of common stock and could adversely affect holders of common stock by delaying or preventing a change in control, making removal of our present management more difficult or imposing restrictions upon the payment of dividends and other distributions to the holders of common stock.

Anti-Takeover Provisions

        The provisions of our certificate of incorporation, bylaws and the New Jersey corporation law summarized in the following paragraphs may be deemed to have anti-takeover effects and may delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder's best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult.

Authorized but Unissued Stock

        The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common and preferred stock may enable our Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

Number of Directors

        Our current board is comprised of 11 directors. Our certificate of incorporation currently provides that the Board of Directors shall consist of not less than 1 or more than 15 directors. The number of directors may be amended only by the affirmative vote of a majority of directors then in office or the affirmative vote of shareholders owning at least two-thirds of the outstanding shares entitled to vote.

Classified Board of Directors

        Our certificate of incorporation divides the Board of Directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected at each annual meeting of shareholders. The classification of directors will have the effect of making it more difficult for shareholders to change the composition of the Board of Directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in the Board of Directors would be beneficial to the

Company and its shareholders and whether or not a majority of the Company's shareholders believes that such a change would be desirable.

Bank Regulatory Requirements

        Under the Federal Change in Bank Control Act (the "Control Act"), a 60 day prior written notice must be submitted to the Board of Governors of the Federal Reserve System ("FRB") if any person, or any group acting in concert, seeks to acquire 10% or more of any class of outstanding voting securities of a bank holding company, unless the FRB determines that the acquisition will not result in a change of control. Under the Control Act, the FRB has 60 days within which to act on such notice taking into consideration certain factors, including the financial and managerial resources of the acquirer, the convenience and needs of the community served by the bank holding company and its subsidiary banks and the antitrust effects of the acquisition. Under the Bank Holding Company Act of 1956, as amended ('BHCA"), a company is generally required to obtain prior approval of the FRB before it may obtain control of a bank holding company. Under the BHCA, control is generally described to mean the beneficial ownership of 25% or more of the outstanding voting securities of a company, although a presumption of control may exist if a party beneficially owns 10% or more of the outstanding voting securities of a company and certain other circumstances are present.

New Jersey Shareholders Protection Act

        A provision of New Jersey law, the New Jersey Shareholders Protection Act (the "SPA"), prohibits certain transactions involving an "interested stockholder" and a corporation. An "interested stockholder" is generally defined as one who is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding stock of the corporation. The SPA prohibits certain business combinations between an interested stockholder and a New Jersey corporation subject to the SPA for a period of five years after the date the interested stockholder acquired his stock, unless the transaction was approved by the corporation's board of directors prior to the time the interested stockholder acquired his stock. After the five-year period expires, the prohibition on business combinations with an interested stockholder continues unless certain conditions are met. The conditions include (i) that the business combination is approved by the board of directors of the target corporation; (ii) that the business combination is approved by a vote of two-thirds of the voting stock not owned by the interested stockholder; and (iii) that the stockholders of the corporation receive a price in accordance with the SPA.

 CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

        The following discussion is a summary of certain United States federal income tax consequences to U.S. holders (as defined below) of the receipt and ownership of the subscription rights acquired in the rights offering and the ownership of shares of common stock received upon exercise of the subscription rights.

        You are a U.S. holder if you are a beneficial owner of subscription rights or shares of common stock and you are:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate whose income is subject to United States federal income tax regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more "United States persons," as defined in the U.S. Internal Revenue Code of 1986, as amended, or the Code, have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Department regulations to be treated as a United States person.

        Foreign holders should consult with their tax advisors for the tax consequences in their respective foreign jurisdictions.

        The following discussion is based upon the provisions of the Code, regulations promulgated by the Treasury Department thereunder, and administrative rulings and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in United States federal income tax consequences different from those discussed below. We have not sought any ruling from the United States Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion applies only to U.S. holders who acquire the subscription rights in the rights offering. Further, this discussion assumes that the subscription rights or shares of common stock issued upon exercise of the subscription rights will be held as capital assets within the meaning of Section 1221 of the Code. In addition, this summary does not address all tax considerations that may be applicable to your particular circumstances or to you if you are a U.S. holder that may be subject to special tax rules, including, without limitation:

  •
  banks, insurance companies or other financial institutions;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  dealers in securities or commodities;

  •
  traders in securities that elect to use a mark-to-market method of accounting for securities holdings;

  •
  tax-exempt organizations;

  •
  persons liable for alternative minimum tax;

  •
  persons that hold shares of common stock as part of a straddle or a hedging or conversion transaction;

  •
  partnerships or other entities treated as partnerships for United States federal income tax purposes; or

  •
  persons whose "functional currency" is not the United States dollar.

        If a partnership (including any entity treated as a partnership for United States federal income tax purposes) receives the subscription rights or holds shares of common stock received upon exercise of the subscription rights, the tax treatment of a partner in a partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the United States federal income tax consequences of the receipt and ownership of the subscription rights or the ownership of shares of common stock received upon exercise of the subscription rights.

        This discussion addresses only certain aspects of United States federal income taxation. You should consult your own tax advisor regarding the United States federal, state, local, non-U.S. and other tax consequences of the receipt and ownership of the subscription rights acquired in the rights offering and the ownership of shares of common stock received upon exercise of the subscription rights or, if applicable, upon exercise of the follow-on privilege.

Taxation of Subscription Rights

Receipt of Subscription Rights

        Your receipt of subscription rights in the rights offering should be treated as a nontaxable distribution for United States federal income tax purposes. The discussion below assumes that the receipt of subscription rights will be treated as a nontaxable distribution.

Tax Basis and Holding Period of Subscription Rights

        Your tax basis of the subscription rights for United States federal income tax purposes will depend on the fair market value of the subscription rights you receive and the fair market value of your existing shares of common stock on the date you receive the subscription rights.

        If the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing shares of common stock on the date you receive the subscription rights, then you must allocate the tax basis of your existing shares of common stock between the existing shares of common stock and the subscription rights you receive in proportion to their respective fair market values determined on the date you receive the subscription rights.

  •
  If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing shares of common stock on the date you receive the subscription rights, the subscription rights will be allocated a zero tax basis, unless you elect to allocate the tax basis of your existing shares of common stock between the existing shares of common stock and the subscription rights you receive in proportion to their respective fair market values determined on the date you receive the subscription rights. If you choose to allocate the tax basis between your existing shares of common stock and the subscription rights, you must make this election on a statement included with your United States federal income tax return for the taxable year in which you receive the subscription rights. Such an election is irrevocable.

  •
  The fair market value of the subscription rights on the date the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.

        Your holding period of the subscription rights will include your holding period of the shares of common stock with respect to which the subscription rights were distributed.

Exercise of Subscription Rights

        You generally will not recognize gain or loss upon exercise of the subscription rights. The tax basis of the shares of common stock you receive upon exercise of the subscription rights generally will equal the sum of (i) the subscription price and (ii) the tax basis, if any, of the subscription rights as determined above. Your holding period of the shares of common stock you receive upon exercise of the subscription rights will begin on the date the subscriptions rights are exercised.

Expiration of Subscription Rights

        If you do not exercise the subscription rights, you should not recognize a capital loss for United States federal income tax purposes and any portion of the tax basis of your existing shares of common stock previously allocated to the subscription rights not exercised will be re-allocated to the existing common stock.

Taxation of Common Stock

        Distributions with respect to shares of common stock received upon exercise of the subscription rights will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits, if any, as determined for United States federal income tax purposes. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis of such shares of common stock and thereafter as capital gain. Subject to certain exceptions for short-term and hedged positions, distributions on the shares of common stock constituting dividend income paid to U.S. holders that are domestic corporations generally will qualify for the dividends-received deduction. You should consult your own tax advisor regarding the applicable dividend tax rates and the availability of the dividends-received deduction in light of your particular circumstances.

        If you sell or otherwise dispose of any shares of the common stock, you will generally recognize capital gain or loss equal to the difference between your amount realized and your adjusted tax basis of such shares of common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period for such shares of common stock is more than one year. Long-term capital gain of a non-corporate U.S. holder, including individuals, are generally subject to U.S. income tax at preferential rates. You should consult your own tax advisor regarding the availability of such rates in light of your particular circumstances. The deductibility of capital losses is subject to limitations.

Additional Medicare Tax on Unearned Income

        With respect to taxable years beginning after December 31, 2013, if you are an individual, estate or trust, you may be subject to an additional 3.8% Medicare tax on unearned income, including dividends on and capital gains from the sale or other disposition of stock. You are urged to consult your own tax advisor regarding the implications of the additional Medicare tax resulting from an investment in the common stock.

Information Reporting and Backup Withholding

        In general, payments made in the United States or through certain United States related financial intermediaries with respect to the ownership and disposition of the shares of common stock will be required to be reported to the IRS unless you are a corporation or other exempt (from withholding) recipient and, when required, demonstrate this fact. In addition, you may be subject to a backup withholding tax (currently at a rate of 28%) on such payments unless you (i) are a corporation or other exempt recipient and when required, demonstrate this fact or (ii) provide a taxpayer identification number and otherwise comply with applicable certification requirements.

        You should consult your own tax advisor regarding your qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and you may use amounts withheld as a credit against your United States federal income tax liability or may claim a refund so long as you timely provide certain information to the IRS.

 PLAN OF DISTRIBUTION

        On or about July 7, 2014, we will distribute the subscription rights, subscription agreements and copies of this prospectus to persons that owned shares of common stock on June 30, 2014. If you wish to exercise your subscription rights and purchase shares of the common stock, you should complete the subscription certificate and return it with payment for the shares to the subscription agent Registrar and Transfer Company at the address on page 26. If you have any questions, you should contact Registrar and Transfer Company at (800) 368-5948.

        We have agreed to pay the subscription agent a fee plus certain expenses, which we estimate will total approximately $15,000. We estimate that our total expenses in connection with the rights offering will be approximately $112,775.44.

        To the extent we have shares remaining available, we may offer those shares to current shareholders or investors who are not current shareholders, in our discretion, at the same per share purchase price. Any offering to such investors will be made through the best efforts of our officers and directors only and will not be underwritten. Our officers and directors will not receive any commissions or other compensation for soliciting sales of the common stock, but they will be reimbursed for reasonable expenses they incur in the offering. We may also use the services of brokers and/or dealers to help sell the common stock although there are no present arrangements or agreements with any brokers or dealers with respect to this offering.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon by Windels Marx Lane & Mittendorf, LLP, New Brunswick, New Jersey.

EXPERTS

        Our consolidated financial statements as of December 31, 2013 and 2012 and for each of the two years then ended, included in our Annual Report on Form 10-K for the year ended December 31, 2013, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference upon the reports of McGladrey LLP independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC's website at www.sec.gov and on the investor relations page of our website at www.unitybank.com. Information on our website is not part of, and is not incorporated into or included in, this prospectus. You may also read and copy any document we file with the SEC at the SEC's Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's website is www.sec.gov.

        This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

 PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts, are estimates.

SEC registration fee	$775.44
Printing fees and expenses	7,000.00
Legal and Accounting fees and expenses	100,000.00
Miscellaneous	5,000.00

Total	$112,775.44

Item 14.    Indemnification of Directors and Officers.

        Our Certificate of Incorporation provides that we shall indemnify our officers, directors, employees and agents and former officers, directors, employees and agents, and any other persons serving at our the request as an officer, director, employee or agent of another corporation, association, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) incurred in connection with any pending or threatened action, suit, or proceeding, whether civil, criminal, administrative or investigative, with respect to which such officer, director, employee, agent or other person is a party, or is threatened to be made a party, to the fullest extent permitted by the New Jersey Business Corporation Act. The indemnification provided herein (i) shall not be deemed exclusive of any other right to which any person seeking indemnification may be entitled under any by-law, agreement, or vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity, and (ii) shall inure to the benefit of the heirs, executors, and the administrators of any such person. We shall have the power, but shall not be obligated, to purchase and maintain insurance on behalf of any person or persons enumerated above against any liability asserted against or incurred by them or any of them arising out of their status as corporate directors, officers, employees, or agents whether or not we would have the power to indemnify them against such liability.

        Our Certificate of Incorporation also provides that we shall, from time to time, reimburse or advance to any person referred to in the indemnification section the funds necessary for payment of expenses, including attorneys' fees, incurred in connection with any action, suit or proceeding referred to in this article, upon receipt of a written undertaking by or on behalf of such person to repay such amount(s) if a judgment or other final adjudication adverse to the director or officer establishes that the director's or officer's acts or omissions (i) constitute a breach of the director's or officer's duty of loyalty to us or our shareholders, (ii) were not in good faith, (iii) involved a knowing violation of law, (iv) resulted in the director or officer receiving an improper personal benefit, or (v) were otherwise of such a character that New Jersey law would require that such amount(s) be repaid.

        Our By-laws provide that we shall indemnify our officers, Directors and employees to the fullest extent permitted under New Jersey law. The Banking Act provides indemnification provisions substantially similar to those found in our Certificate of Incorporation.

Item 15.    Recent Sales of Unregistered Securities.

        Not Applicable

Item 16.    Exhibits and Financial Statement Schedules.

Exhibit Number	Description of Exhibits
3(i)	Certificate of Incorporation of the Company, as amended(2)

3(ii)	Bylaws of the Company(7)

4(i)	Form of Stock Certificate(7)

5.1	Opinion of Windels Marx Lane & Mittendorf, LLP(16)

8.1	Opinion of Windels Marx Lane & Mittendorf, LLP concerning tax matters(17)

10(i)	1994 Stock Option Plan(1)

10(ii)	1997 Stock Option Plan(3)

10(iii)	1998 Stock Option Plan(4)

10(iv)	1999 Stock Option Plan(5)

10(v)	Employment Agreement dated March 23, 2004 with James A. Hughes(8)

10(vi)	Retention Agreement dated March 23, 2004 with Alan J. Bedner(8)

10(vii)	Retention Agreement dated March 23, 2004 with John Kauchak(8)

10(viii)	2002 Stock Option Plan(6)

10(ix)	Second Amendment dated September 19, 2003 to Lease Agreement between Unity Bank and Clinton Unity Group(8)

10(x)	Real Estate Purchase Agreement dated October 23, 2003 between Unity Bank and Premiere Development II, LLC(8)

10(xi)	2004 Stock Bonus Plan(9)

10(xii)	2006 Stock Option Plan(10)

10(xiii)	Third Amendment to Lease by and between Clinton Unity Group, LLC and Unity Bank dated July 31, 2009(11)

10(xiv)	2011 Stock Option Plan and 2011 Stock Bonus Plan(12)

10(xv)	2013 Stock Bonus Plan(13)

10(xvi)	Fourth Amendment to Lease by and between Clinton Unity Group, LLC and Unity Bank dated January 30, 2014(14)

13	Portion of Unity Bancorp. Inc. 2013 Annual Report to Shareholders(15)

21	Subsidiaries of the Registrant(15)

23.1	Consent of McGladrey LLP

23.2	Consent of Windels Marx Lane & Mittendorf, LLP (included in opinion filed as Exhibit 5)(16)

99.1	Form of Instructions as to Use of Subscription Rights Certificate(17)

99.2	Form of Letter to Shareholders who are Record Holders(17)

99.3	Form of Letter to Nominee Holders whose Clients are Beneficial Holders(17)

Exhibit Number	Description of Exhibits
99.4	Form of Letter to Clients of Nominee Holders(17)

99.5	Form of Beneficial Owner Election Form(17)

99.6	Form of Nominee Holder Certification(17)

99.7	Form of Rights Agreement(17)

99.8	Form of Subscription Rights Certificate(17)

(1)
Previously filed with the Securities and Exchange Commission as an Exhibit to the Registration Statement on Form S-4 (File No. 33-76392) and incorporated by reference herein.

(2)
Previously filed with the Securities and Exchange Commission as an Exhibit to the Current Report on Form 8-K filed on July 22, 2002 and incorporated by reference herein.

(3)
Previously filed with the Securities and Exchange Commission as an Exhibit to the Proxy Statement for the Annual Meeting of Shareholders filed on April 4, 1997.

(4)
Previously filed with the Securities and Exchange Commission as an Exhibit to the Proxy Statement for the Annual Meeting of Shareholders filed on March 30, 1998.

(5)
Previously filed with the Securities and Exchange Commission as an Exhibit to the Proxy Statement for the Annual Meeting of Shareholders filed on April 2, 1999.

(6)
Previously filed with the Securities and Exchange Commission as an Exhibit to the Proxy Statement for the Annual Meeting of Shareholders filed on April 10, 2002.

(7)
Previously filed with the Securities and Exchange Commission as an Exhibit to the Annual Report on Form 10-K filed March 26, 2003.

(8)
Previously filed with the Securities and Exchange Commission as an Exhibit to the Annual Report on Form 10-K filed March 26, 2004.

(9)
Previously filed with the Securities and Exchange Commission as an Exhibit to the Proxy Statement for the Annual Meeting of Shareholders filed on April 15, 2004.

(10)
Previously filed with the Securities and Exchange Commission as an Exhibit to the Proxy Statement for the Annual Meeting of Shareholders filed on May 4, 2006.

(11)
Previously filed with the Securities and Exchange Commission as an Exhibit to the Current Report on Form 8-K filed on August 4, 2009 and incorporated by reference herein.

(12)
Previously filed with the Securities and Exchange Commission as an Exhibit to Form S-8 filed on May 26, 2011 and incorporated by reference herein.

(13)
Previously filed with the Securities and Exchange Commission as an Exhibit to Form S-8 filed on July 12, 2013 and incorporated by reference herein.

(14)
Previously filed with the Securities and Exchange Commission as an Exhibit to the Current Report on Form 8-K filed on February 4, 2014 and incorporated by reference herein

(15)
Previously filed with the Securities and Exchange Commission as an Exhibit to Form 10-K filed on March 21, 2013 and incorporated by reference herein.

(16)
Previously filed with the Securities and Exchange Commission as an Exhibit on Form S-1 on April 15, 2014 (File No. 333-195270) and incorporated by reference herein.

(17)
Previously filed with the Securities and Exchange Commission as an Exhibit on Form S-1/A on June 9, 2014 (File No. 333-195270) and incorporated by reference herein.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)
    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)
    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)
    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (5)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          (7)   For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to rule 424(b)(1), or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (8)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Township of Clinton, State of New Jersey on June 18, 2014.

UNITY BANCORP, INC.
By:	/s/ JAMES A. HUGHES James A. Hughes President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

* David D. Dallas	Chairman of the Board and Director	June 18, 2014
/s/ JAMES A. HUGHES James A. Hughes	President, Chief Executive Officer and Director	June 18, 2014
/s/ ALAN J. BEDNER, JR. Alan J. Bedner, Jr.	Chief Financial Officer (Principal Financial and Accounting Officer)	June 18, 2014
* Dr. Mark S. Brody	Director	June 18, 2014
* Wayne Courtright	Director	June 18, 2014
* Robert H. Dallas, II	Director	June 18, 2014
* Mary E. Gross	Director	June 18, 2014
* Peter E. Maricondo	Director	June 18, 2014

NAME		TITLE	DATE

* Raj Patel		Director	June 18, 2014
* Allen Tucker		Director	June 18, 2014
*By:	/s/ JAMES A. HUGHES James A. Hughes Attorney-in-Fact

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ABOUT THIS PROSPECTUS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
INCORPORATION BY REFERENCE
QUESTIONS AND ANSWERS ABOUT THIS RIGHTS OFFERING
PROSPECTUS SUMMARY
Summary Financial Data
THE RIGHTS OFFERING
RISK FACTORS
USE OF PROCEEDS
MARKET PRICE OF COMMON STOCK
DIVIDEND POLICY
CAPITALIZATION
THE RIGHTS OFFERING
OFFERING OF REMAINING SHARES TO INVESTORS WHO ARE NOT CURRENT SHAREHOLDERS
DESCRIPTION OF CAPITAL STOCK
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II—INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of Directors and Officers.
  Item 15. Recent Sales of Unregistered Securities.
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings.
SIGNATURES